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                                  EXHIBIT 16.1




March 31, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of Symbol Technologies, Inc.'s Form 8-K dated March 31, 2004, and have the following comments:

1. We agree with the statements made in the first sentence of section (a)(i) and the statements made in sections (a)(ii), (a)(iii), (a)(iv), and (a)(v).
2. We have no basis on which to agree or disagree with the statements made in the second sentence of section (a)(i) or the statements made in section (b).




/s/  DELOITTE & TOUCHE LLP